Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

COGNIZANT REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Annual revenue of $14.81 billion up 9.8% over 2016
Increases quarterly dividend 33% to $0.20 per share

TEANECK, N.J., February 7, 2018 - Cognizant Technology Solutions Corporation (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its fourth quarter and full year 2017 financial results.

Highlights - Fourth Quarter 2017

•	Quarterly revenue rose to $3.83 billion, up 10.6% from the year-ago quarter.

•	Quarterly GAAP diluted EPS was $(0.03), compared to $0.68 in the year-ago quarter.

•	Quarterly non-GAAP diluted EPS[1] was $1.03, compared to $0.87 in the year-ago quarter.

Revenue for the fourth quarter of 2017 rose to $3.83 billion, up 10.6% from $3.46 billion in the fourth quarter of 2016. GAAP net loss was $(18) million, or $(0.03) per diluted share, compared to GAAP net income of $416 million, or $0.68 per diluted share, in the fourth quarter of 2016. 2017 GAAP net loss included a one-time incremental income tax expense of $617 million related to the U.S. Tax Cuts and Jobs Act (“Tax Reform Act”). Non-GAAP diluted EPS was $1.03, compared to $0.87 in the fourth quarter of 2016. GAAP operating margin was 17.2% and non-GAAP operating margin1 was 19.7% for the fourth quarter of 2017.

On December 22, 2017, the United States enacted the Tax Reform Act, which significantly revised the U.S. corporate income tax law by, among other provisions, reducing the U.S. federal statutory corporate income tax rate from 35% to 21% starting in 2018 and implementing a modified territorial tax system that includes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries.

_______________________
1 Non-GAAP diluted EPS and non-GAAP operating margin exclude stock-based compensation costs, acquisition-related charges, realignment charges and, in the case of non-GAAP diluted EPS, net non-operating foreign currency exchange gains or losses, the effect of recognition of an income tax benefit previously unrecognized in our consolidated financial statements related to a specific uncertain tax position (for the year ended December 31, 2017), the effect of incremental income tax expense related to the Tax Reform Act (for the quarter and year ended December 31, 2017) and the effect of incremental income tax expense related to the India cash remittance transaction (for the quarter and year ended December 31, 2016). Reconciliations of non-GAAP diluted EPS and non-GAAP operating margin to the corresponding GAAP measures are included at the end of this release.

During the quarter we recorded a one-time provisional income tax expense of $617 million related to the Tax Reform Act, which reduced our GAAP diluted EPS by $1.04 during the quarter and year ended December 31, 2017. This one-time expense was primarily attributable to the deemed repatriation tax on undistributed earnings of foreign subsidiaries. We expect our overall effective corporate income tax rate to be approximately 24% for 2018 and 24-26% beginning in 2019.

“Consistent and solid execution throughout 2017, along with continued investments to further accelerate the shift to digital during the year, gives us confidence that we can deliver a strong 2018,” said Francisco D’Souza, Chief Executive Officer. “As companies that are already leaders in their industries integrate their domain knowledge with today’s tremendously powerful technologies like artificial intelligence, analytics and cloud, we see a new generation of digital heavyweights emerging. Cognizant is resolved to be the go-to partner to these digital-industrial leaders and also to our fast-growing digital-native clients.”

Highlights - Full Year 2017

•	Revenue increased to $14.81 billion, up 9.8% from 2016.

•	GAAP diluted EPS was $2.53, compared to $2.55 in 2016.

•	Non-GAAP diluted EPS was $3.77, compared to $3.39 in 2016.

Revenue for 2017 increased to $14.81 billion, up 9.8% from $13.49 billion for 2016. GAAP net income for 2017 was $1.50 billion, or $2.53 per diluted share, compared to $1.55 billion, or $2.55 per diluted share, for 2016. Non-GAAP diluted EPS was $3.77 in 2017, compared to $3.39 in 2016. GAAP operating margin was 16.8% and non-GAAP operating margin was 19.7% for 2017.

First Quarter & Full Year 2018 Outlook

The Company is providing the following guidance:

▪	First quarter 2018 revenue expected to be in the range of $3.88 billion to $3.92 billion.

▪	First quarter 2018 non-GAAP diluted EPS[2] expected to be at least $1.04.

▪	Full year 2018 revenue expected to be in the range of $16.00 billion to $16.30 billion.

▪	Full year 2018 non-GAAP diluted EPS expected to be at least $4.53.

_____________________________
2 A full reconciliation of non-GAAP diluted EPS guidance to GAAP diluted EPS guidance on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to acquisition-related charges, realignment charges, net non-operating foreign currency exchange gains or losses, the tax effects of these adjustments, the tax effects of stock-based compensation expense, and any future adjustments to the provision for income taxes as a result of the implementation of the Tax Reform Act, all of which are adjustments to non-GAAP diluted EPS. The reconciling information for non-GAAP diluted EPS guidance to GAAP EPS guidance that is available without unreasonable efforts is included at the end of this release.

“Our full year 2017 results reflect the successful on-going execution of our long-term strategy, which is expected to drive sustainable revenue and earnings growth, while ensuring we maintain our ability to invest in the business and our financial strength and flexibility,” said Karen McLoughlin, Chief Financial Officer. "Additionally, today we announced a substantial increase in our quarterly dividend. We are also evaluating the longer term impact the new U.S. tax legislation may have on our capital return program.”

Return of Capital Program - Dividend

The Company has declared a quarterly cash dividend of $0.20 per share on Cognizant Class A Common Stock for shareholders of record at the close of business on February 22, 2018. This dividend will be payable on February 28, 2018. The Company expects to repurchase $1.2 billion of shares by the end of 2018, including the $300 million Accelerated Share Repurchase commenced in December 2017.

Conference Call
Cognizant will host a conference call on February 7, 2018 at 8:00 a.m. (Eastern) to discuss the Company’s fourth quarter 2017 results. To listen to the conference call, please dial (877) 810-9510 (domestically) and (201) 493-6778 (internationally) and provide the following conference passcode: “Cognizant Call.”

The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. Please go to the website at least 15 minutes prior to the call to register and to download and install any necessary audio software. An earnings supplement will also be available on the Cognizant website at the time of the conference call.

For those who cannot access the live broadcast, a replay will be available by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers and entering 13675240 from two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, February 21, 2018. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant
Cognizant (Nasdaq-100: CTSH) is one of the world’s leading professional services companies, transforming clients’ business, operating and technology models for the digital era. Our unique industry-based, consultative approach helps clients envision, build and run more innovative and efficient businesses. Headquartered in the U.S., Cognizant is ranked 205 on the Fortune 500 and is consistently listed among the most admired companies in the world. Learn how Cognizant helps clients lead with digital at www.cognizant.com or follow us @Cognizant.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our expectations regarding opportunities in the marketplace, our shift to digital solutions and services, our anticipated financial performance, our anticipated effective income tax rates, and our capital return and realignment programs. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP income from operations, non-GAAP operating margin and non-GAAP diluted earnings per share (“non-GAAP diluted EPS”). These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of Cognizant’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

We seek to manage the Company to a non-GAAP operating margin, which excludes stock-based compensation costs, acquisition-related charges and, in 2017, realignment charges. Acquisition-related charges include, when applicable, amortization of purchased intangible assets included in the depreciation and amortization expense line on our consolidated statements of operations, external deal costs, acquisition-related retention bonuses, integration costs, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs. Realignment charges include severance costs, lease termination costs, and advisory fees related to non-routine shareholder matters and to the development of our realignment and return of capital programs, as applicable. Further, in 2018, we expect to adjust our non-GAAP operating margin for the anticipated expense associated with the initial funding of Cognizant U.S. Foundation. In addition to excluding the above items, our non-GAAP diluted EPS also excludes (i) net non-operating foreign currency exchange gains or losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, (ii) for the year ended December 31, 2017, the effect of recognition of an income tax benefit previously unrecognized in our consolidated financial statements, (iii) for the quarter and year ended December 31, 2017, the effect of incremental income tax expense related to the Tax Reform Act, and (iv) for the quarter and year ended December 31, 2016, the effect of incremental income tax expense related to the India cash remittance transaction. In all periods presented, our non-GAAP diluted EPS is additionally adjusted for the income tax impact of the above pre-tax items, as applicable. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred.

Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company. For our internal management reporting and budgeting purposes, we use non-GAAP financial measures for financial and operational decision making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of our non-GAAP measures, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP measures versus financial measures calculated in accordance with GAAP is that non-GAAP measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and exclude costs that are recurring, namely stock-based compensation, acquisition-related charges, including amortization of purchased intangibles, and net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted EPS to allow investors to evaluate such non-GAAP financial measures.

Contact: David Nelson
VP, Investor Relations & Treasurer
201-498-8840
david.nelson@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues	$3,828	$3,462	$14,810	$13,487
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	2,360	2,078	9,152	8,108
Selling, general and administrative expenses	700	730	2,769	2,731
Depreciation and amortization expense	111	93	408	359
Income from operations	657	561	2,481	2,289
Other income (expense), net:
Interest income	36	29	133	115
Interest expense	(5)	(4)	(23)	(19)
Foreign currency exchange gains (losses), net	26	(26)	67	(30)
Other, net	(1)	—	(3)	2
Total other income (expense), net	56	(1)	174	68
Income before provision for income taxes	713	560	2,655	2,357
Provision for income taxes	(732)	(144)	(1,153)	(805)
Income from equity method investments	1	—	2	1
Net (loss) income	$(18)	$416	$1,504	$1,553
Basic (loss) earnings per share	$(0.03)	$0.69	$2.54	$2.56
Diluted (loss) earnings per share	$(0.03)	$0.68	$2.53	$2.55
Weighted average number of common shares outstanding - Basic	589	607	593	607
Dilutive effect of shares issuable under stock-based compensation plans	—	2	2	3
Weighted average number of common shares outstanding - Diluted	589	609	595	610
Dividends declared per common share	$0.15	$—	$0.45	$—

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(in millions, except par values)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$1,925	$2,034
Short-term investments	3,131	3,135
Trade accounts receivable, net	2,865	2,556
Unbilled accounts receivable	357	349
Other current assets	833	526
Total current assets	9,111	8,600
Property and equipment, net	1,324	1,311
Goodwill	2,704	2,554
Intangible assets, net	981	951
Deferred income tax assets, net	418	425
Long-term investments	235	62
Other noncurrent assets	448	359
Total assets	$15,221	$14,262
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$210	$175
Deferred revenue	383	306
Short-term debt	175	81
Accrued expenses and other current liabilities	2,071	1,856
Total current liabilities	2,839	2,418
Deferred revenue, noncurrent	104	151
Deferred income tax liabilities, net	146	6
Long-term debt	698	797
Long-term income taxes payable	584	—
Other noncurrent liabilities	181	162
Total liabilities	4,552	3,534
Stockholders’ equity:
Preferred stock, $0.10 par value, 15.0 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 588 and 608 shares issued and outstanding at December 31, 2017 and 2016, respectively	6	6
Additional paid-in capital	49	358
Retained earnings	10,544	10,478
Accumulated other comprehensive income (loss)	70	(114)
Total stockholders’ equity	10,669	10,728
Total liabilities and stockholders’ equity	$15,221	$14,262

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Guidance
	2017	2016	2017	2016	Q1 2018	Full Year 2018
GAAP income from operations	$657	$561	$2,481	$2,289
Add: Stock-based compensation expense (a)	60	52	221	217
Add: Acquisition-related charges (b)	34	36	138	130
Add: Realignment charges (c)	3	—	72	—
Non-GAAP income from operations	$754	$649	$2,912	$2,636

GAAP operating margin	17.2%	16.2%	16.8%	17.0%
Effect of stock-based compensation expense	1.6	1.5	1.5	1.6		1.5% - 1.6%
Effect of acquisition-related charges	0.8	1.0	0.9	0.9		(b)
Effect of realignment charges	0.1	—	0.5	—		(c)
Non-GAAP operating margin(i)	19.7%	18.7%	19.7%	19.5%		approximately 21.0%

GAAP diluted (loss) earnings per share	$(0.03)	$0.68	$2.53	$2.55
Effect of above operating adjustments, pre-tax	0.16	0.14	0.72	0.57	(a), (b), (c)	(a), (b), (c)
Effect of non-operating foreign currency exchange (gains) losses, pre-tax (d)	(0.04)	0.05	(0.12)	0.04	(d)	(d)
Tax effect of non-GAAP adjustments to pre-tax income (e)	(0.10)	(0.04)	(0.31)	(0.16)	(a), (b), (c), (d)	(a), (b), (c), (d)
Effect of recognition of income tax benefit related to an uncertain tax position (f)	—	—	(0.09)	—	—	—
Effect of incremental income tax expense related to the Tax Reform Act (g)	1.04	—	1.04	—	(g)	(g)
Effect of incremental income tax expense related to the India Cash Remittance (h)	—	0.04	—	0.39	—	—
Non-GAAP diluted earnings per share(i)	$1.03	$0.87	$3.77	$3.39	at least $1.04	at least $4.53

Notes:

(a)	Stock-based compensation expense reported in:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cost of revenues	$14	$14	$55	$53
Selling, general and administrative expenses	46	38	166	164

Our guidance anticipates pre-tax stock-based compensation to be in the range of $0.10 to $0.11 per share for the first quarter of 2018 and $0.40 to $0.44 per share for the full year 2018. We cannot provide the tax effect of stock-based compensation on a forward-looking basis without unreasonable effort as it is subject to significant fluctuations based on the timing and number of stock options exercised by employees, the price of our stock at the time of such exercises and the price of our stock at the time of vesting of other stock-based awards.

(b)
Acquisition-related charges include, when applicable, amortization of purchased intangible assets included in the depreciation and amortization expense line on our consolidated statements of operations, external deal costs, acquisition-related retention bonuses, integration costs, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs. We cannot provide acquisition-related charges on a forward-looking basis without unreasonable effort as such charges may fluctuate based on the timing, size, and complexity of future acquisitions as well as other uncertainty inherent in mergers and acquisitions.

(c)
Realignment charges include severance costs, including costs associated with the voluntary separation program, or VSP, lease termination costs, and advisory fees related to non-routine shareholder matters and to the development of our realignment and return of capital programs, as applicable. The total costs related to the realignment are reported in "Selling, general and administrative expenses" in our consolidated statements of operations. We believe we have incurred most of the costs related to our realignment program in 2017. However, as we continue to evaluate our realignment program, additional expenses may arise in 2018. We cannot provide realignment charges on a forward-looking basis without unreasonable effort as the amount and timing of such charges are uncertain.

(d)
Non-operating foreign currency exchange gains are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, reported in "Foreign currency exchange gains (losses), net" in our consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.

(e)	Presented below are the tax impacts of each of our non-GAAP adjustments to pre-tax income:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Non-GAAP income tax benefit (expense) related to:
Stock-based compensation expense	$41	$12	$101	$49
Acquisition-related charges	13	12	48	46
Realignment charges	1	—	25	—
Foreign currency exchange gains (losses)	6	2	10	5
The effective tax rate related to each of our non-GAAP adjustments varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions.

(f)
During the three months ended March 31, 2017, we recognized an income tax benefit previously unrecognized in our consolidated financial statements related to a specific uncertain tax position of $55 million. The recognition of the benefit in the first quarter of 2017 was based on management’s reassessment regarding whether this unrecognized tax benefit met the more-likely-than-not threshold in light of the lapse in the statute of limitations as to a portion of such benefit.

(g)
On December 22, 2017 the U.S. Tax Cuts and Jobs Act, or Tax Reform Act, was signed into law. In connection with the enactment of the Tax Reform Act, we recorded a one-time provisional net income tax expense of $617 million comprised of: (i) the one-time transitional tax expense on accumulated undistributed earnings of foreign subsidiaries of $635 million, (ii) foreign and U.S. state income tax expense that will be applicable upon repatriation of the accumulated undistributed earnings of our foreign subsidiaries, other than our Indian subsidiaries, of $53 million, partially offset by (iii) an income tax benefit of $71 million resulting from the revaluation of U.S. net deferred income tax liabilities to the new lower U.S. income tax rate. The one-time incremental income tax expense reflects certain assumptions based upon our interpretation of the Tax Reform Act as of January 18, 2018 and may change, possibly materially, as we receive additional clarification and guidance and as the interpretation of the Tax Reform Act evolves over time. Any additional changes would be reflected as a non-GAAP adjustment in the period in which they are recorded. However, such amounts cannot be provided on a forward looking basis without unreasonable effort.

(h)
In May 2016, our principal operating subsidiary in India repurchased shares from its shareholders, which are non-Indian Cognizant entities, valued at $2.8 billion. As a result of this transaction, we incurred an incremental income tax expense of $238 million in the year ended December 31 2016, of which $24 million was incurred in the three months ended December 31, 2016.

(i)
In 2018, we intend to set up and provide $100 million of initial funding to Cognizant U.S. Foundation. We expect to exclude from our non-GAAP income from operations, non-GAAP operating margin and non-GAAP diluted earnings per share the expense associated with the initial funding in the period in which it is recorded. We anticipate the expense will reduce GAAP operating margin by approximately 60 basis points and GAAP diluted earnings per share by approximately $0.12 per share (after the associated income tax benefit of approximately $0.05 per share).

The above tables serve to reconcile the Non-GAAP financial measures to comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Schedule of Supplemental Information
(Unaudited)
(dollars in millions)

	Three Months Ended December 31, 2017
			% Change
	$	% of total	Sequential	Year over Year
Revenues by Segment:
Financial Services	$1,427	37.3%	—%	5.4%
Healthcare	1,125	29.4%	3.7%	11.9%
Products and Resources (a)	782	20.4%	1.0%	13.7%
Communications, Media and Technology (b)	494	12.9%	2.9%	19.0%
Total Revenues	$3,828		1.6%	10.6%

Revenues by Geography:
North America	$2,947	77.0%	1.9%	8.5%
United Kingdom	287	7.5%	(4.7)%	5.1%
Rest of Europe	345	9.0%	5.5%	31.7%
Europe - Total	632	16.5%	0.6%	18.1%
Rest of World	249	6.5%	0.8%	17.5%
Total Revenues	$3,828		1.6%	10.6%

	Twelve Months Ended December 31, 2017
			% Change
	$	% of total	Year over Year
Revenues by Segment:
Financial Services	$5,636	38.1%	5.0%
Healthcare	4,263	28.8%	10.1%
Products and Resources (a)	3,040	20.5%	14.3%
Communications, Media and Technology (b)	1,871	12.6%	17.7%
Total Revenues	$14,810		9.8%

Revenues by Geography:
North America	$11,450	77.3%	8.6%
United Kingdom	1,150	7.8%	(2.2)%
Rest of Europe	1,248	8.4%	28.8%
Europe - Total	2,398	16.2%	11.8%
Rest of World	962	6.5%	20.9%
Total Revenues	$14,810		9.8%

Employee Metrics:	December 31, 2017	September 30, 2017	December 31, 2016
Number of employees	260,000	256,100	260,200

Notes:

(a)	Previously referred to as Manufacturing/Retail/Logistics.

(b)	Previously referred to as Other.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net (loss) income	$(18)	$416	$1,504	$1,553
Adjustments for non-cash income and expenses	318	145	717	563
Changes in assets and liabilities	536	43	186	(471)
Net cash provided by operating activities(a)	836	604	2,407	1,645
Cash flows from investing activities:
Purchases of property and equipment	(80)	(87)	(284)	(300)
Net sales (purchases) of investments	64	146	(82)	(329)
Payments for business combinations, net of cash acquired	(144)	(149)	(216)	(334)
Net cash (used in) investing activities	(160)	(90)	(582)	(963)
Cash flows from financing activities:
Repurchases of common stock	(332)	(20)	(1,889)	(512)
Net change in borrowings and capital lease obligations	42	(16)	(20)	(407)
Dividends paid	(86)	—	(265)	—
Issuance of common stock under stock-based compensation plans	43	41	189	176
Net cash (used in) provided by financing activities(a)	(333)	5	(1,985)	(743)
Effect of exchange rate changes on cash and cash equivalents	5	(35)	51	(30)
Increase (decrease) in cash and cash equivalents	348	484	(109)	(91)
Cash and cash equivalents, beginning of year	1,577	1,550	2,034	2,125
Cash and cash equivalents, end of period	$1,925	$2,034	$1,925	$2,034

SUPPLEMENTAL CASH FLOW INFORMATION
(in millions)

	Three Months Ended
Stock Repurchases under Board of Directors' authorized stock repurchase program:	December 31, 2017	September 30, 2017	December 31, 2016
Shares repurchased(b)	3.6	2.2	—

Remaining authorized balance	$1,700
Notes:

(a)
In March 2016, the FASB issued an update to the standard on stock compensation, which among other things, changed the classification of the excess tax benefits and deficiencies in the statement of cash flows to cash flows from operating activities. We adopted this standard on January 1, 2017 and conformed prior year presentation. This resulted in a $5 million reduction in net cash used in financing activities and a $5 million increase in the net cash provided by operating activities for the three months ended December 31, 2016 and a $24 million reduction in net cash used in financing activities and a $24 million increase in the net cash provided by operating activities for the year ended December 31, 2016.

(b)
In December 2017, we entered into an accelerated share repurchase agreement, or the ASR, with a financial institution under our stock repurchase program. Under the terms of the December ASR and in exchange for up-front payment of $300 million, the financial institution initially delivered 3.6 million shares, a portion of the Company's total expected shares to be repurchased under the ASR. The total number of shares ultimately delivered is determined at the end of the applicable purchase period under the ASR based on the volume-weighted average price of the Company's common stock during that period. The December ASR purchase period is scheduled to end during the first quarter of 2018.